Exhibit 4.10

                      FINANCIAL PUBLIC RELATIONS AGREEMENT

THIS FINANCIAL PUBLIC RELATIONS AGREEMENT ("Agreement") is made and entered into this 1st day of June 2002 (the "Effective Date") by and between Bestnet Communications Corp., a Nevada Corporation ("Company") and Liolios Group, Inc., a California Corporation ("Consultant").

                                    RECITALS

Company desires to engage Consultant to perform certain financial public relations services for it, and Consultant desires, subject to the terms and conditions of this Agreement, to perform financial public relations services for Company.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND UNDERTAKING HEREIN CONTAINED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED THE PARTIES AGREE AS FOLLOWS:

     1.   ENGAGEMENT OF CONSULTANT
          Company hereby engages Consultant and Consultant hereby agrees to hold itself available to render, and to render at the request of the Company, independent advisory and consulting services for the Company to the best of its ability, upon the terms and conditions hereinafter set forth. Such consulting services shall include but not be limited to the development, implementation and maintenance of an on-going stock market support system that increases broker awareness of the company's activities and stimulates investor interest in the Company. The stock market support system shall include but not be limited to a Shareholder Communication System, and Media Relation Systems, which will be defined and developed by Consultant. It is understood that Consultant's ability to relate information regarding the Company's activities is directly proportionate to information availed by the company to the Consultant.

     2.   TERM
          The term of this Agreement ("Term") shall begin as of the Effective Date and shall terminate six (6) months thereafter ("Anniversary Date"), unless terminated in accordance with the provisions of this
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          Agreement. Following the Anniversary date, the engagement shall continue as a month-to-month "at-will" agreement unless terminated by either the Company or Consultant.

     3.   COMPENSATION
          As compensation for the services rendered by the Consultant under this Agreement, Company agrees to pay to Consultant $72,000 annually, at a rate of $6,000 per month payable in advance of each month. This is in addition to reimbursement of reasonable expenses, which may include but limited to: press releases, investor conference calls, web-casts, fax broadcasts, road-shows and out-of-pocket travel expenses.

          Further as compensation to the consultant for services rendered pursuit to this agreement, the Company shall, upon execution of this agreement, issue warrants (collectively, the "Warrants") to purchase up to 200,000 shares of common stock of BESC (the "Stock") at a price of $.001 per share ($200.00 in the aggregate). The Warrants shall vest and become exercisable, pursuant to the following schedule:

          (a) 100,000 Warrants shall be granted and exercisable at a price of $1.00 per share.

          (b) 50,000 Warrants shall be granted and exercisable at a price of $1.25 per share.

          (c) 50,000 Warrants shall be granted and exercisable at a price of $1.50 per share.

          The vested Warrants shall have a term of two (3) years from the Effective Date of this agreement and include standard "piggy-back" registration rights.

     4.   CASHLESS EXERCISE
          Consultant is granted "Cashless Exercise Rights", whereby a vested Warrant shall automatically be exercised, without notice by the Consultant, on the immediate day following date of successful vesting. The Company shall deliver to consultant, without payment by Consultant of any Exercise Price or any cash or other consideration, the number of Company Shares computed using the following formula:

                  X =     Y(A-B)
                          ------
                             A
          Where:
                  X = the number of Warrant Shares to be issued to the Consultant pursuant to the exercise of this Warrant pursuant to this Section 4;

                  Y = the number of Shares that may be purchased upon exercise of this Warrant;

                  A = the Market Price, as defined below, of one share of Common Stock; and

                  B =     the Exercise Price per share of Common Stock.

          "Market Price" of a security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchanges on any day, the average of the highest bid and the lowest asked prices on all such exchanges at the end of such day, or, if on a day any such security is not listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00pm Eastern Time.

     5.   INDEPENDENT CONTRACTOR
          It is expressly agreed that the Consultant is acting as an independent contractor in performing its services hereunder. Company shall carry no workmen's compensation insurance or any health or accident insurance to cover Consultant. Company shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits which might be expected in an employer-employee relationship.

     6.   CONFIDENTIAL INFORMATION

          6.1 The term "Confidential Information" shall include, but not be limited to, information regarding Company's business, plans, customers, technology, and/or products that is confidential and of substantial value to Company, which value would be impaired if such information were disclosed to third parties.

          6.2 Confidential Information shall not include information which (i) is or becomes a part of the public domain through no act or omission of the receiving party; or (ii) was in the receiving party's lawful possession prior to the disclosure and had not been obtained by the receiving party either directly or indirectly from the disclosing party; or (iii) is lawfully disclosed to the receiving party by a third party without restriction on disclosure; or (iv) is independently developed by the receiving party; or (v) is required to be disclosed by law provided that the disclosing party has had seven (7) days to respond to the request.

          6.3 Consultant agrees, both during the term of this Agreement and for a period of two years thereafter, to hold Company's Confidential Information in confidence, and agrees not to make such Confidential Information available in any form to any third party, or use such Confidential Information for any other purpose than the implementation of this Agreement. Consultant agrees to take all reasonable steps to ensure that Company's Confidential Information is not disclosed or distributed by its employees or agents in violation of the provisions of this Agreement

     7.   TERMINATION

          This Agreement may be terminated by either party for any reason upon thirty (30) days notice in writing after the Anniversary Date. In the event the Agreement is terminated, Consultant shall cease rendering its services to Company as of the effective date of termination and Company shall pay Consultant for the services performed and approved expenses through the date of termination. Any materials created as the result of Consultant's provision of services to Company shall be delivered to Company within ten (10) days of the date of termination.

     8.   GENERAL PROVISIONS

          8.1  GOVERNING LAW AND JURISDICTION
               This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. Each of the Parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

          8.2  NON-CIRCUMVENTION AND NON-DISCLOSURE
               Neither the Company nor its directors, officers, agents, attorneys, employees, affiliates, representatives, successors, or assigns (collectively referred to as the "Company") will attempt to consummate a transaction with any financing sources, or potential acquisition, introduced by the Consultant without first notifying Consultant, and satisfying Consultant's right to a two percent (2%) fee, on a per transaction basis, based on a finders fee agreement to be set forth at a later date. This provision will inure for a period of three (3) years form the date affixed to this document. The Company shall keep completely confidential the identity of all such financing parties. It is understood that this Agreement is a reciprocal one between the signatories concerning the privileged information and contacts.

          8.3  NOTICES
               As such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five
               (5) business days after deposit in any United States Post Office in the continental United States, postage prepaid, if mailed; when answered back, if telexed, when receipt is acknowledged or confirmed, if telecopies.

          8.4  ATTORNEY'S FEES
               In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorney's fees and expenses incurred in ascertaining such party's rights, in preparing to enforce or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit. Further, in the event the Company, its officers, and or its directors cause a dispute in which Consultant is involved, the Company agrees to hold Consultant harmless, and provide reasonable attorney fees. Company further agrees to notify Consultant immediately of such event.

          8.5  COMPLETE AGREEMENT
               This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to such subject matter in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any Party, or anyone herein, and that no other Agreement, statement or promise not contained in the Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in-interest.

          8.6  BINDING
               This Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties.

          8.7  EXECUTION IN COUNTERPARTS
               This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

          8.8  FURTHER ASSURANCES
               From time to time each Party will execute and deliver such further instruments and will take such other action as any other Party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

          8.9  INCORPORATION BY REFERENCE
               All exhibits referred to in this Agreement are incorporated herein in their entirety by such reference.

          8.10 MISCELLANEOUS PROVISIONS
               The various headings and numbers herein and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a part hereof. The language in all parts of this Agreement shall in all cases be construed in accordance with its fair meanings as if prepared by all Parties to the Agreement and not strictly for or against any of the Parties.

          9.   NOTICES
               Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission (provided acknowledgement of receipt thereof is delivered to the sender) or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed, sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails as follows:

                            If to Consultant, to:
                                    LIOLIOS GROUP, INC.
                                    2431 WEST COAST HWY, #202
                                    NEWPORT BEACH, CA. 92663

                            If to Company, to:
                                    BESTNET COMMUNICATIONS CORP.
                                    5075 E. CASCADE ROAD, SUITE K
                                    GRAND RAPIDS, MICHIGAN 49546

               or such address as any of the above shall have specified by notice hereunder.

               IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first hereinabove written.

                                            BESTNET COMMUNICATIONS CORP.

                                            By:
                                                --------------------------------
                                            Name: Bob Blanchard
                                            Title: Chief Executive Officer

                                            LIOLIOS GROUP, INC.

                                            By:
                                                -------------------------------
                                            Name: J. Scott Liolios
                                            Title: President